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TABLE OF CONTENTS

EXHIBIT 4.4

         DATED 16 OCTOBER 2002

GRANADA PLC
-AND-
CARLTON COMMUNICATIONS PLC
MERGER AGREEMENT

LOVELLS

Portions of this merger agreement have been omitted and filed separately with the
Securities and Exchange Commission pursuant to a request for confidential treatment

TABLE OF CONTENTS

SCHEDULE 1 PRESS ANNOUNCEMENT
SCHEDULE 2 PRELIMINARY STRUCTURE PAPER
SCHEDULE 3 EMPLOYEE SHARE SCHEMES AND EMPLOYEE MATTER
SCHEDULE 4 TAX COVENANT

        A MERGER AGREEMENT made on 16 October 2002

BETWEEN:

        Granada plc (registered number 3962410) whose registered office is at The London Television Centre, Upper Ground, London SE1 9LT ("Granada"); and

        Carlton Communications plc (registered number 348312) whose registered office is at 25 Knightsbridge, London SW1X 7RZ ("Carlton").

WHEREAS:

(A)
The boards of directors of Granada and Carlton have determined that it is in the best interests of their respective companies to achieve the Merger on the terms set out in the Press Announcement and this Agreement and otherwise subject to the Merger Pre-conditions and the Merger Conditions.

(B)
The boards of directors of Granada and Carlton (or duly constituted committees of them) have considered and approved this Agreement.

IT IS AGREED as follows

1.    DEFINITIONS

  In this Agreement. unless the context otherwise requires, the following expressions shall have the following meanings:

  "Alpha" has the meaning set out in clause 6.1;

  "Associate" means (other than in Schedule 4) any company in which a person holds 20% or more of the equity share capital;

  "Code" means The City Code on Takeovers and Mergers;

  "Competing Transaction" means [Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

  "Confidentiality Letter" means the letter between the Parties dated 4 October 2002;

  "Effective Date" means the date on which the Merger becomes effective;

  "Group" means, in relation to any person, any corporations which are Holding Companies or Subsidiary Undertakings of it or Subsidiary Undertakings of any such Holding Company;

  "Holding Company" shall have the meaning ascribed to it in section 736 of the Companies Act 1985;

  "ITC" has the meaning set out in clause 5.2;

  "Listing Rules" means the listing rules of the UK Listing Authority;

  "Merger" means the proposed merger between Granada and Carlton on the terms set out in the Press Announcement and subject to the Merger Pre-conditions and the Merger Conditions;

  "Merger Conditions" means the conditions to the Merger set out in paragraph 2 of Appendix II to the Press Announcement;

  "Merger Pre-conditions" means the pre-conditions to the posting of the formal documentation relating to the Merger as set out in paragraph 1 of Appendix II to the Press Announcement;

  "Panel" means The Panel on Takeovers and Mergers;

  "Party" means Granada or Carlton, as appropriate;

  "Preliminary Structure Paper" means the preliminary structure paper detailing the steps which might be taken to achieve the Merger, as set out in Schedule 2;

  "Press Announcement" means the press announcement of the Merger to be released by Granada and Carlton, in the form attached at Schedule 1;

  "Relevant Period" has the meaning set out in clause 3.1(b);

  "Schemes" has the meaning set out in clause 6 and "Scheme" shall be construed accordingly as the context may require; and

  "Subsidiary Undertaking" shall have the meaning ascribed to it in section 258 of the Companies Act 1985.

2.    PRESS ANNOUNCEMENT AND SHAREHOLDER DOCUMENTATION

2.1
Granada and Carlton shall procure:

(a)
the release of the Press Announcement immediately following the signature of this Agreement; and

(b)
the posting of all such documentation to their respective shareholders as may be required to effect the Merger as soon as practicable following the satisfaction or waiver of the Merger Pre-conditions.

2.2
Without prejudice to the obligation set out in clause 2.1(b), for the purpose of obtaining any necessary shareholder approvals to effect the Merger:

(a)
Granada shall convene appropriate meetings of its shareholders; and

(b)
Carlton shall convene appropriate meetings of its shareholders,

    to be held as soon as reasonably practical following the satisfaction or waiver of the Merger Pre-conditions. Granada and Carlton agree that such meetings shall, to the extent reasonably practicable, be held on or about the same date and in any event no more than five days apart. The boards of directors of Granada and Carlton shall recommend the Merger and the relevant resolutions to their respective shareholders, subject to any requirements to the contrary arising as a result of the fiduciary duties, of such directors.

2.3
Without prejudice to the terms of the Confidentiality Letter and the provisions of clause 5, each Party shall provide to the other such information about its Group and Associates as may reasonably be required for inclusion in any public documentation to be issued by such Party in connection with the Merger.

2.4
Without prejudice to the provisions of clause 5 and to any requirements to the contrary arising as a result of the fiduciary duties of the directors of Granada or Carlton (as appropriate), each of Granada and Canton shall take all necessary action to complete the Merger on the terms set out in the Press Announcement and this Agreement.

2.5
Each of Granada and Carlton undertakes to the other that the necessary action to make the Merger effective will only be taken if all of the Merger Pre-conditions and the Merger Conditions have been satisfied or waived.

3.    COMPENSATION PAYMENT

3.1
As compensation for the loss of the benefits which would have accrued had the Merger completed, each Party (the "Paying Party") agrees to pay the other Party (the "Receiving Party") an amount of £

  8,500,000 (eight and a half million pounds) (the "Compensation Payment") if any of the following circumstances occurs:

  [Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.2
The Compensation Payment is payable (without any set-off, deduction or withholding, save as required by law) by wire transfer of same day funds to an account designated by the Receiving Party no later than two business days after the relevant circumstance set out in clause 3.1 occurs.

3.3
Amounts payable under clause 3.1 are expressed exclusive of amounts in respect of VAT. If Customs and Excise determine that any such amount is the consideration for a taxable supply for VAT purposes. The Paying Party shall, in addition to such amounts, pay on receipt of a valid VAT invoice, an amount equal to any VAT which may from time to time be properly chargeable in respect of supplies made to the Paying Party under this clause 3.

3.4
Payment of the Compensation Payment shall be without prejudice to any other rights or remedies available to either Party in connection with this Agreement including, without limitation, any right of a Party to claim damages in respect of any breach of this Agreement by the other Party.

3.5
Each Party confirms that its directors believe the arrangements set out in this clause 3 to be in the best interests of its shareholders, and that these arrangements have been approved by the Panel pursuant to Rule 21.2 of the Code. Each Party further confirms that it would not have approved or released the Press Announcement if the Parties had not agreed the provisions of this clause 3.

4.    EXCLUSIVITY AND CONDUCT PENDING COMPLETION OF THE MERGER

4.1
[Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.2
[Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.3
[Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.4
Each of Granada and Carlton undertakes to the other that prior to the earlier of the Effective Date and the termination of this Agreement in accordance with its terms it will:

(a)
not carry on business other than in the ordinary course or make (or agree to make) any payment outside the ordinary course of trading which would be material for disclosure in the context of the Merger;

(b)
not do or knowingly omit to do any act, matter or thing which would be reasonably likely to cause any of the Merger Pre-conditions or the Merger Conditions not to be satisfied in relation to such Party or knowingly do or omit to do any act, matter or thing which would be reasonably likely to cause any of the Merger Pre- conditions or the Merger Conditions not to be satisfied in relation to the other Party;

(c)
without prejudice to the provisions of clause 4.4(b), not enter into or agree to enter into any transaction which would require the approval of its shareholders under the Listing Rules;

(d)
not take any action which would amount to an action requiring the approval of shareholders in general meeting under Rule 21 of the Code (regardless of whether the relevant party is subject to such Rule at such time); or

(e)
not declare, make or pay any dividend save as provided for in the section of the Press Announcement headed "Dividends" and in clause 4.9,

  save, in any such case, with the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed in the case of any act, matter or thing which would not be material in the context of the Merger.

  [Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.5
In the event that prior to the earlier of the Effective Date and the termination of this Agreement in accordance with its terms either Granada or Carlton becomes aware of any act, matter or thing inconsistent with the obligations contained in clause 4.4 (or would be so inconsistent but for the proviso to that clause), it shall inform the other Party promptly thereafter.

4.6
Neither Party shall (and each Party shall procure that none of the other members of its Group shall) from the date of this Agreement until the earlier of the expiry of 12 months from the termination of this Agreement and the Effective Date, directly or indirectly:

(a)
employ or engage any person; or

(b)
solicit or entice away or endeavour to solicit or entice away from the other any person,

  in either case who is at the date of this Agreement employed or engaged by the other Party with a basic salary of £100,000 or more.

4.7
Each of Granada and Carlton acknowledges and agrees that the duration, extent and application of the restrictions contained in clause 4.6 are no greater than is reasonable and necessary for the protection of its respective business interests but that, if any restriction shall be adjudged by a court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced. the said restriction shall apply within the jurisdiction of the court with such modifications as may be necessary to make it valid and enforceable.

4.8
In the period between the date of this Agreement and the Effective Date or the termination of this Agreement the Parties will discuss the basis of preparation of the balance sheets comprised in their annual audited and interim financial statements as regards the major items included therein with a view to considering the adoption of consistent accounting treatment with respect to those items.

4.9
With respect to dividends (interim and final) to be declared, made or paid after the Carlton and Granada final dividends for the year ended 30 September 2002,the following provisions shall apply:

(a)
the Parties shall consult with one another as to the amount of any dividend prior to its announcement;

(b)
Carlton shall announce the amount of each of its dividends before Granada announces the amount of its equivalent dividend;

(c)
the amount of Carlton's dividend on a per share basis shall not exceed the interim or, as the case may be, final dividend (on a per share basis) paid in the year ended 30 September 2002.

(d)
[Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

  (e)
  [Confidential Material]*

*  The confidential portion of this section of the merger agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.10
The provisions of Schedule 3 shall have effect with respect to matters relating to employees and employee share schemes.

5.    REGULATORY ISSUES

5.1
Granada and Carlton agree that all submissions to, or filings with, the Office of Fair Trading (the "OFT") and all other applicable governmental and regulatory authorities in respect of the Merger shall be prepared and submitted jointly and no such submission or filing shall be made without the prior agreement of the other Party. Each Party agrees to co-operate with the other Party in providing all such information and assistance as may be required in the preparation of such submissions or filings. In particular, each Party shall make available appropriate personnel to assist in the preparation of such submissions and filings. The Parties agree to use their best endeavours to prepare an appropriate submission to the OFT for lodging with the OFT as soon as possible and in any event no later than three weeks after the release of the Press Announcement.

5.2
Granada and Carlton shall provide any information reasonably requested by the Independent Television Commission (the "MITC") or required to be provided to the ITC under the Broadcasting Act 1990 and/or the Broadcasting Act 1996 in respect of the Merger. Granada and Carlton agree that all such submissions to the ITC shall be prepared and submitted jointly and that no such submission shall be made without the prior agreement of the other Party. Each Party agrees to co-operate with the other Party in providing all such information and assistance as may be required in the preparation of such submissions.

5.3
In particular, each Party shall make available appropriate personnel to assist in the preparation of such submissions. The Parties agree to use their best endeavours to prepare an appropriate submission to the ITC for lodging with the ITC as soon as possible and in any event no later than three weeks after the release of the Press Announcement.

5.4
Granada and Carlton agree that they shall each provide the other Party (and the latter's advisers) with reasonable notice of, and the opportunity to participate in, any meetings or discussions with any such regulators as are referred to in clause 5.1 or 5.2.

5.5
If it becomes reasonably apparent that the Secretary of State for Trade and Industry (and for the purposes of this clause the views of the Director General of Fair Trading shall be taken as representing those of the Secretary of State for Trade and Industry) will only adopt a decision referred to in Merger Pre-condition 1.1 (a) or Merger Condition 2.4(a) not to refer the Merger or any matter arising from the Merger to the Competition Commission subject to the provision of undertakings, commitments and/or assurances, Granada and Carlton shall provide such undertakings, commitments and/or assurances provided that they are in terms reasonably satisfactory to Granada and Carlton.

5.6
If the Secretary of State for Trade and Industry refers the Merger to the Competition Commission, the provisions of this Agreement shall continue in full force and effect and:

(a)
Granada and Carlton agree that all submissions to the Competition Commission shall be prepared and submitted jointly and no such submission shall be made without the prior agreement of the other Party; each Party agrees to co-operate with the other Party in providing all such information and assistance as may be required in the preparation of such submissions and, in particular, to make available appropriate personnel to assist in the preparation of such submissions;

(b)
Granada and Carlton agree that they shall each provide the other Party (and the latter's advisers) with reasonable notice of, and the opportunity to participate in, any meetings or discussions with the Competition Commission; and

(c)
if the Secretary of State indicates that the Merger will only be allowed to proceed subject to the provision of undertakings, commitments and/or assurances, Granada and Carlton shall provide such undertakings, commitments and/or assurances provided they are in terms reasonably satisfactory to Granada and Carlton.

5.7
If Granada and Canton have agreed to the waiver of the Merger Pre-conditions such that, pursuant to clause 2.1(b), shareholder documentation has been posted but subsequently the Secretary of State for Trade and Industry refers the Merger to the Competition Commission such that the Merger lapses and, following such reference, the Secretary of State for Trade and Industry grants a clearance decision as referred to in clause 5.6(c), Granada and Carlton shall use reasonable endeavours to persuade the Panel to grant a dispensation under Rule 35.1 of the Code and shall procure the further posting of such shareholder documentation as may be required to ensure that shareholders are provided with all relevant information for the purposes of the Merger and the provisions of clause 2.2 shall apply as if references to "the satisfaction of the Merger Pre-conditions" were changed to "clearance by the Secretary of State for Trade and Industry".

5.8
If it becomes reasonably apparent that the ITC will not be providing confirmation on the matters referred to in Merger Pre-condition 1.1 (b) or Merger Condition 2.4(b), each of Granada and Carlton shall co-operate to amend the terms of the Merger in a manner which satisfies any issues raised by the lTC, provided that any such amendments are in terms reasonably satisfactory to Granada and Carlton.

6.    TRANSACTION STRUCTURE

6.1
It is proposed that the Merger, by which Granada and Carlton will merge to form a new group under a new holding company ("Alpha"), will be effected by way of inter-conditional court-approved schemes of arrangement of both Granada and Carlton under section 425 of the Companies Act 1985 (the "Schemes"). However, the Broadcasting Act 1990 (as amended) ("Broadcasting Act") contains restrictions on the holding of licences by a single person which would be breached by Alpha upon the Merger becoming effective. These restrictions are expected to be removed by a new Communications Bill which is expected to come into force in the course of 2003. If the Broadcasting Act restrictions have not been removed prior to the date on which it is proposed that the Merger should become effective, it will be necessary to implement the Merger by stages in order to avoid a breach of those restrictions. The Preliminary Structure Paper describes the Parties' current understanding of the principal structural steps by which the Merger will be effected in those circumstances. It is acknowledged by both Parties that the Preliminary Structure Paper is a working draft and as such further amendments and changes (whether for tax, commercial, regulatory or other reasons) may still be required.

6.2
The Parties will agree at the time of the posting of the formal documentation for the Merger whether an offer will be made for the Carlton Preference Shares (as defined in the Press Announcement) and if so on what terms.

6.3
The provisions of Schedule 4 shall have effect with respect to matters relating to tax.

7.    TERMINATION

7.1
This Agreement may be terminated and all rights and obligations of Granada and Carlton hereunder shall cease forthwith (save for clauses 3, 4.6, 8 and 12 which shall continue in full force and effect and any rights and obligations of Granada and Carlton which are in existence at the time of such termination), as follows:

(a)
if agreed in writing between Granada and Carlton at any time before the Effective Date;

(b)
by written notice by either Party (providing the Party serving the notice has not breached the provisions of clause 5 in circumstances which give rise to the right to terminate this Agreement pursuant to this clause 7.1(b)), if any of the Merger Pre- conditions or the Merger Conditions which has not been waived (if the same is capable of waiver) is (or becomes) incapable of satisfaction and either Party notifies the other that, notwithstanding that it has the right to waive such condition, it will not do so, or if any Merger Pre-condition or Merger Condition which is incapable of waiver becomes incapable of satisfaction;

  (c)
  by written notice by either Party (providing the Party serving the notice has not breached the provisions of clause 5 in circumstances which give rise to the right to terminate this Agreement pursuant to this Clause 7.1(c)), if any of the Merger Pre- conditions or the Merger Conditions shall not have been satisfied or waived (as the case may be) by 31 March 2004;

  (d)
  if any Compensation Payment becomes payable pursuant to clause 3.1, by written notice from the Receiving Party to the Paying Party (as such terms are defined in clause 3.1); or

  (e)
  by written notice by either Party following a breach by the other Party of any of the covenants and obligations to be performed by it pursuant to clauses 2.4 and 4.4 provided that (if the breach is remediable) such Party has been given such period as is reasonable (not exceeding 30 days) to remedy the same and such breach (or continuing breach) is material in the context of the Merger and provided further that the Party serving the notice is not then in breach of any of such covenants and obligations to be performed by it which breach is material in the context of the Merger.

7.2
Each Party hereby undertakes to comply with the provisions of paragraph 4 of the Confidentiality Letter as if they were set out in full herein until the earlier of:

(a)
the Effective Date; and

(b)
if this Agreement is terminated in accordance with its terms, the date falling 90 days after the date of such termination.

8.    COSTS

        Each party shall pay its own costs and expenses incidental to this Agreement.

9.    ANNOUNCEMENTS

9.1
Subject to clause 9.2, prior to the Effective Date, except as may be agreed by Granada and Canton, no announcement or statement shall be made regarding the Merger except on a joint basis or on terms agreed in advance by Granada and Canton.

9.2
The restriction in clause 9.1 shall not apply.

(a)
to any information which is published by either Party and which consists of or is derived from the Press Announcement, or any shareholder documentation issued by the Parties pursuant to clause 2.1(b), and which, for the avoidance of doubt, is not new material information; or

(b)
to any announcement or statement required by applicable law, regulation, court order, regulatory authority or the rules of any stock exchange, provided that the Party required to make such an announcement or statement will, if practicable, consult the other as to the content and timing of such announcement or statement.

10.  MISCELLANEOUS

10.1
This Agreement and the documents referred to in it constitute the entire agreement between Granada and Carlton and supersede all other agreements between them with respect to the Merger (other than the Confidentiality Letter which, except for paragraphs 3 and 5 thereof which are hereby terminated and otherwise provided for in this Agreement, shall remain in full force and effect).

10.2
No failure by either Party in exercising any right, power or privilege under this Agreement shall constitute a waiver by that Party of any such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise of any such right, power or privilege.

10.3
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

10.4
This Agreement is personal to the Parties and may not be assigned.

11.  NOTICES

11.1
Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a Party if it is marked for the attention of the company secretary of such Party and left at the authorised address of that Party, posted by registered post addressed to that Party at such address or sent by facsimile transmission to a machine situated at such address and shall if:

(a)
personally delivered, be deemed to have been received at the time of delivery;

(b)
posted to an inland address in the United Kingdom, be deemed to have been received on the second business day (being a day on which banks in the City of London are open for business) after the date of that posting; or

(c)
sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee, provided that, in the case of delivery by hand or facsimile transmission where, delivery or transmission occurs after 6.00pm on a business day or on a day which is not a business day, receipt shall be deemed to occur at 9.00am on the next following business day.

11.2
For the purposes of this clause the authorised address and designated fax number of each Party shall be the address set out below or such other address and number as that Party may notify to the other in writing from time to time in accordance with the requirements of this clause:

  Granada:    The London Television Centre, Upper Ground, London SE1 9LT
  For the attention of:    The Company Secretary
  Fax number:    020 7620 2864

  Carlton:    25 Knightsbridge, London SW1X 7RZ
  For the attention of:    The Company Secretary
  Fax number:    020 7663 6370

12.  GOVERNING LAW AND JURISDICTION

12.1
This Agreement shall be governed by, and construed in accordance with, English law.

12.2
The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

12.3
Each of the Parties agrees that in the event of any action between the Parties being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 11.

SCHEDULE 1

PRESS ANNOUNCEMENT

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO THE UNITED STATES OF AMERICA, CANADA, AUSTRALIA OR JAPAN.

16 OCTOBER 2002	FOR IMMEDIATE RELEASE

PART ONE OF TWO

GRANADA AND CARLTON MERGER TO PAVE THE WAY FOR A CONSOLIDATED ITV

Summary

        Carlton and Granada announce an agreed merger, paving the way for a fully consolidated ITV. The new company will be one of the leading commercial broadcasters in Europe. Together, Granada and Carlton will:

  •
  Unite ITV the most popular commercial channel in the UK.

  •
  Create the largest commercial television production company in Britain.

  •
  Bring together two of Britain's leading distributors of television programmes and films.

        Granada and Carlton have long believed in the vision of creating one ITV. As one company, with one management and one clear focus, the new business will be able to compete more effectively in the multi-channel world. The Merged Group will be more efficiently managed and will have scale and reach and a strong, distinctive consumer brand.

        In addition, the boards of Granada and Carlton believe that the Merger will help to create a virtuous circle of maximising investment in quality programming leading to increased viewing, generating greater advertising demand and consequently allowing further investment.

        Carlton and Granada believe that there will be significant benefits for ITV viewers, advertisers and shareholders and that:

  •
  Viewers will benefit from enhanced programming investment designed further to improve quality and choice, with more premieres, more event entertainment, more dramas and strong regional identity.

  •
  Advertisers will benefit from the greater ability of the Merged Group to invest in and maximise the value of its programming thereby improving audience share and commercial impacts, particularly to the key demographic groups. This will allow advertisers to increase the size and efficiency of their reach.

  •
  Shareholders will benefit from a simpler and clearer structure greater efficiency and lower costs. Shareholders will also benefit from significant synergies together with the increased scale and cashflow of the Merged Group which will enable it fully to exploit future growth opportunities. The boards of Granada and Carlton believe that these growth opportunities far outweigh those that would be available to Granada and Carlton separately.

        Commenting on today's announcement, Michael Green, Chairman of Carlton, said:

        "One ITV has been a vision long in the making. One company, with one management and one focus can now set its sights firmly on beating the opposition and giving viewers and advertisers what they want. I want this merger to mean great television programmes and the strongest possible schedule. We must make sure that it does just that."

        Commenting on today's announcement, Charles Allen, Chairman of Granada, said:

        "This deal means that viewers will see more high quality, original drama, more film premieres and more entertainment events on ITV than ever before. Great programmes that attract mass audiences are key to driving ITV's success. We'll work in partnership with our advertisers to use the full power of ITV to drive their brands and businesses. For shareholders, this deal offers fair value now and the opportunity to benefit from increased efficiencies from a strengthened and more focused ITV."

        The following sets out further details of the Merger:

  •
  The Merger is conditional on clearance by the competition authorities and the ITC and will be effected once those clearances have been obtained. If regulatory clearances for the Merger are obtained sufficiently in advance of the Communications Act coming into force, it is intended that the Merger would be effected in two stages, stage one being an interim structure that would comply with current broadcasting legislation. Carlton and Granada will be discussing with the regulators appropriate arrangements for the sale of airtime by the Merged Group which. to the extent necessary, may extend to a separate sales organisation.

  •
  Granada shareholders will receive 68 per cent. of the ordinary share capital of the Merged Group and £200 million of cash upon completion of the Merger. Carlton Ordinary shareholders will, upon completion of the Merger, receive 32 per cent. of the ordinary share capital of the Merged Group, potentially increasing to 34 per cent. in 2006 dependent on the achievement of a share price of ordinary shares of the Merged Group equivalent to 140 pence per Granada Share (implying the achievement of a Carlton Ordinary Share price equivalent to 271 pence) and on achievement of an agreed earnings target for the year ending September 2005. This will be achieved through the issue of Convertible Shares to Carlton Ordinary shareholders upon completion of the Merger.

  •
  Granada Shareholders will receive one ordinary share in the Merged Group and 7.225 pence in cash for every Granada Share currently held. Carlton Ordinary Shareholders will receive 1.9386 ordinary shares in the Merged Group and 0.1835 Convertible Shares for every Carlton Ordinary Share currently held.

  •
  Granada and Carlton intend to pay final dividends for the year ended 30 September 2002 of 1.0 pence per share and 5.0 pence per share, respectively.

  •
  Based on closing prices as at 10 October 2002, the day before the announcement that Carlton and Granada were in advanced merger discussions, the Merged Group's pro forma market capitalisation would have been approximately £2.6 billion, before taking into account the potential for synergy benefits or any cash payment to Granada Shareholders.

  •
  The Merged Group is expected to benefit from significant synergies principally from plc structures and duplicated infrastructure and administration in broadcasting, content and central services. It is estimated that by the end of the first full financial year of operations, excluding any benefits from combining airtime sales activities, the Merged Group will be capable of achieving savings of £35 million per annum. The one off cost of achieving these benefits is estimated to be approximately £40 million. The boards of Granada and Carlton believe a further £20 million of savings is achievable on full merger, and the one off cost of achieving these benefits is estimated to be approximately £15 million. Of the total one off costs of £55 million, approximately £9 million relate to non cash costs.

  •
  Following completion. Michael Green will become Chairman of the Merged Group and Charles Allen will become Chief Executive. In addition, the non-executive directors from each company will join the board of the Merged Group.

        This summary should be read in conjunction with the full text of the following announcement. Appendix I contains a summary of the key terms of the Convertible Shares. Appendix II contains the pre-conditions and conditions to the Schemes and to the Merger. Appendix III contains the definitions of terms used in this announcement.

        There will be a meeting for analysts at 9.30am today at the City Presentation Centre, 4 Chiswell Street, London EC1.

ENQUIRIES Granada Charles Allen Henry Staunton Graham Parrott Susan Donovan	Tel: 020 7620 1620
Carlton Michael Green Gerry Murphy Paul Murray John Rudofsky	Tel: 020 7663 6363
Lazard (Financial Advisers to Granada) Nicholas Scott Edward Mason	Tel: 020 7588 2721
UBS Warburg (Financial Advisers to Carlton) Robin Budenberg Simon Warshaw Jonathan Bewes	Tel: 020 7567 8000
Citigate Dewe Rogerson (BR for Granada) Jonathan Clare Simon Rigby Chris Barrie	Tel: 020 7638 9571
Finsbury (PR for Carlton) Roland Rudd James Leviton	Tel: 020 7251 3801

        Hoare Govett Limited and Credit Suisse First Boston (Europe) Limited are acting as corporate brokers to Granada. UBS Warburg and Cazenove & Co. Ltd are acting as corporate brokers to Carlton.

        Lazard is acting for Granada in connection with the Merger and no-one else and will not be responsible to anyone other than Granada for providing the protections offered to clients of Lazard nor for providing advice in relation to the Merger.

        UBS Warburg is acting for Carlton in connection with the Merger and no-one else and will not be responsible to anyone other than Carlton for providing the protections offered to clients of UBS Warburg nor for providing advice in relation to the Merger.

        No offer or invitation to acquire or exchange securities in Granada or Carlton is being made now. Any such offer or invitation will only be made in documents to be published in due course and any such acquisition or exchange should be made solely on the basis of information contained in such documents.

        This document is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. The relevant clearances have not been and will not be obtained from the relevant authorities in Canada, Australia or Japan. Accordingly, such securities may not be offered, sold or delivered, directly or indirectly, in or into such jurisdictions except pursuant to exceptions from applicable requirements of such jurisdictions.

FORWARD LOOKING STATEMENTS

        DISCLOSURE NOTICE: The information contained in this press release is as of 16 October 2002. Nothing in this document should be construed as a profit forecast or be interpreted to mean that the earnings per share of the Merged Group will necessarily be greater than the historical earnings per share of Granada and Carlton. Granada and Carlton assume no obligation to update any forward looking statements contained in this press release as a result of new information or future events or developments.

        In order to utilise the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, Granada and Carlton are providing the following cautionary statement: This document contains certain statements that are or may be forward-looking with respect of the terms and conditions of the Merger, regulatory clearance of the Merger, revenues, dividends, cost savings and other synergies, the impact on earnings, the financial condition, results of operations and business of Granada, Carlton and the Merged Group and certain of their plans and objectives. In particular, among other statements, certain statements in "Reasons for and Benefits of the Merger", "Dividends", "Current Trading and Prospects" and "Details of the Merger" are or may be forward-looking in nature. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include but are not limited to, statements made elsewhere in the press release, as well as (i) the ability of Granada and Carlton to integrate their businesses, achieve cost savings and realise other synergies, (ii) difficulties in obtaining regulatory clearance for the Merger, (iii) adverse changes in tax laws and regulations, (iv) the risks associated with the introduction of new products or services, (v) pricing, product and programmes initiatives or competitors, including increased competition of programmes such as major sporting events, (vi) changes in technology or consumer demand, (vii) the termination or delay of key contracts and (viii) fluctuations in exchange rates. A further description of certain of these risks, uncertainties and other matters can be found in Item 3.B, "Key Information—Risk Factors" included in Carlton's Annual Report on Form 10-F for the fiscal year ended 30 September 2001, filed with the United States Securities and Exchange Commission (Commission file number: 0-15252).

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO THE UNITED STATES OF AMERICA, CANADA, AUSTRALIA OR JAPAN.

16 OCTOBER 2002	FOR IMMEDIATE RELEASE

PART TWO OF TWO

GRANADA AND CARLTON MERGER TO PAVE THE WAY FOR A CONSOLIDATED ITV

Introduction

        Carlton and Granada announce an agreed merger, paving the way for a fully consolidated ITV. The new company will be one of the leading commercial broadcasters in Europe. Together, Granada and Carlton will:

  •
  Unite ITV, the most popular commercial channel in the UK.

  •
  Create the largest commercial television production company in Britain.

  •
  Bring together two of Britain's leading distributors of television programmes and films.

        Granada Shareholders will receive 68 per cent. of the ordinary share capital of the Merged Group and £200 million of cash upon completion of the Merger. Carlton Ordinary Shareholders will, upon completion of the Merger, receive 32 per cent. of the ordinary share capital of the Merged Group, potentially increasing to 34 per cent. in 2006 dependent on the achievement of a share price of the ordinary shares of the Merged Group equivalent to 140 pence per Granada Share (implying the achievement of a Carlton Ordinary Share price equivalent to 271 pence) and on achievement of an agreed earnings target for the year ending September 2005. This will be achieved through the issue of Convertible Shares to Carlton Ordinary Shareholders upon completion of the Merger.

        The Merger, which will be subject to the pre-conditions and the conditions and further terms set out or referred to in Appendix II and to be set out in the Merger Documentation, will be made on the following bases:

For each Granada Share	1 ordinary share in the Merged Group
For each Carlton Ordinary Share	1.9386 ordinary shares in the Merged Group and 0.1835 Convertible Shares

        In addition, Granada Shareholders will receive £200 million in cash on completion of the Merger, equivalent to 7.225 pence in cash for every Granada Share.

        A summary of the key terms of the Convertible Shares is set out in Appendix 1.

        Appropriate proposals will be made to Carlton Preference Shareholders upon posting of the Merger Documentation.

Reasons for and Benefits of the Merger

        Granada and Carlton have long believed in the vision of creating one ITV. As one company, with one management and one clear focus, the new business will be able to compete more effectively in the multi-channel world. The Merged Group will be more efficiently managed and will have scale and reach and a strong, distinctive consumer brand.

        In addition, the boards of Granada and Carlton believe that the Merger will help to create a virtuous circle of maximising investment in quality programming leading to increased viewing, generating greater advertising demand and consequently allowing further investment.

        Carlton and Granada believe that there will be significant benefits for ITV viewers, advertisers and shareholders and that:

  •
  Viewers will benefit from enhanced programming investment designed further to improve quality and choice, with more premieres, more event entertainment, more dramas and strong regional identity.

  •
  Advertisers will benefit from the greater ability of the Merged Group to invest in and maximise the value of its programming thereby improving audience share and commercial impacts, particularly to the key demographic groups. This will allow advertisers to increase the size and efficiency of their reach.

  •
  Shareholders will benefit from a simpler and clearer structure, greater efficiency and lower costs. Shareholders will also benefit from significant synergies together with the increased scale and cashflow of the Merged Group which will enable it fully to exploit future growth opportunities. The boards of Granada and Carlton believe that these growth opportunities far outweigh those that would be available to Granada and Carlton separately.

        The Merged Group is expected to benefit from significant synergies principally from plc structures and duplicated infrastructure and administration in broadcasting, content and central services. It is estimated that by the end of the first full financial year of operations, excluding any benefits from combining airtime sales activities, the Merged Group will be capable of achieving savings of £35 million per annum. The one off cost of achieving these benefits is estimated to be approximately £40 million. The boards of Granada and Carlton believe a further £20 million of savings is achievable on full merger, and the one off cost of achieving these benefits is estimated to be approximately £15 million. Of the total one off costs of £55 million, approximately £9 million relate to non cash costs.

Management

        Following completion, Michael Green will become Chairman of the Merged Group and Charles Allen will become Chief Executive. In addition, three non-executive directors from each company will join the board of the Merged Group.

Dividends

        In respect of final dividends declared for the year ending 30 September 2002, Granada Shareholders and Carlton Shareholders will receive their respective entitlements.

        Granada intends to pay a final dividend of 1 pence per Granada Share and Carlton intends to pay a final dividend of 5 pence per Carlton Ordinary Share. The payment date for these dividends would be in April 2003.

Information on Granada

        Granada is one of Europe's major commercial broadcasters and content creators and distributors. It owns seven of ITV's UK free-to-air broadcasting franchises, stretching from the Granada region in the North West to Meridian in the South East and reaching over 15 million homes. In 2001, Granada generated around £500 million from contents sales to UK and international broadcasters. Granada's content business makes many of ITV's top-rating programmes including Coronation Street, Emmerdale, I'm a Celebrity: Get Me out of Here and Pop Stars: The Rivals. Granada also makes some of the most acclaimed programmes for other UK broadcasters, including The Royle Family for BBC1 and Elizabeth and Six Wives of Henry VIII for Channel 4. Internationally, Granada has production and distribution operations making and selling programmes and formats to broadcasters around the world. Granada has stakes in commercial broadcasters in Ireland and Australia, interests in new media enterprises and owns 50 per cent. of Boxclever, the UK's leading TV and video rental chain.

        Summary financial information, excluding discontinued activities and exceptional items, as extracted from Granada's result for the year ended 30 September 2001 and for the six months to 31 March 2002 is set out in the table below:

	Year to 30 September 2001	Six months to 31 March 2002
Group turnover	£1,486m	£713m
Profit before tax	£175m	£43m
Adjusted basic earnings per share before goodwill amortisation	5.9p	1.7p
Net assets	£2,087m	£1.858m

Note:	The results for the year ended 30 September 2001 exclude digital media. The results for the six months to 31 March 2002 are stated after a loss before tax of £16 million on continuing digital businesses.

Information on Carlton

        Carlton is a leading UK media company with businesses in broadcasting and advertising sales, content production and distribution and cinema advertising.

        Carlton holds four ITV licences—Carlton London, Carlton Central, Carlton Westcountry and HTV—which broadcast to approximately 26 million people. The company also sells advertising in cinemas across the UK, US and Europe.

        In 2001, Carlton invested approximately £200 million in making programmes in the UK and the US. Carlton is one of the largest programme distributors in Europe, with over 18,000 hours of television programmes, and it has one of the largest collections of English language films outside of Hollywood.

        Summary financial information excluding discontinued operations as extracted from Carlton's results for the six months to 31 March 2002 (which includes the results for the year to 30 September 2001) is set out in the table below:

	Year to 30 September 2001	Six months to 31 March 2002
Group turnover	£1,040m	£503m
Profit before tax and exceptional operating costs	£13m	£7m
Adjusted basic earnings per share before goodwill amortisation	1.9p	1.1p
Net assets	£664m	£453m

Current Trading and Prospects

Granada

        Granada's advertising revenues have seen year on year improvements since May this year. For the second half of Granada's financial year ending on 30 September 2002, advertising revenue will be up over 3 per cent. on the same period last year and the results for the year as a whole are expected to be satisfactory given current market conditions. At the financial year end Granada win have net cash on the balance sheet.

        ITV viewing shares have risen over the autumn as we have increased the network's investment in the schedule, and the ratecard weighted share of commercial impacts over the five weeks since the beginning of September is 45 per cent.

        The ITV network budget has been increased from £775 million in 2002 to £836 million for calendar 2003 and ITV's new marketing and scheduling strategies have been presented to our major advertisers.

        Granada's production business has reduced turnover in the year as some low margin and high volume contracts terminated, though as a result profitability has been less affected.

        ITV2 has performed very strongly with revenues and viewing share well ahead of last year and regularly features in the top 10 commercial channels by viewing share.

Carlton

        Carlton's results for the year ended 30 September 2002 are expected to be satisfactory given current market conditions.

        Since May 2002. Carlton's advertising revenues have grown each month in comparison with the previous year.

        An increased investment in ITV's network programmes has already contributed to an improvement in ITV's audiences, particularly in peak time. A further increase in investment in network programmes has been approved for 2003 and has been presented to advertisers with positive responses.

        Carlton Content's turnover has been affected by delays in commissioning earlier in the year but has won substantial [ne\y] business in the last quarter of 2002 relating to programmes for 2003.

        Carlton's net debt at 30 September 2002 was similar to that at 30 September 2001 and net interest charges have benefited from low US rates.

Details of the Merger

        The Merger is expected to be effected by way of inter-conditional court approved schemes of arrangement of both Carlton and Granada under section 425 of the Act. Under the Schemes, Granada Shareholders and Carlton Ordinary Shareholders will receive shares in a new holding company and cash on the following bases:

For each Granada Share	1 ordinary share in the Merged Group
For each Carlton Ordinary Share	1.9386 ordinary shares in the Merged Group and 0.1835 Convertible Shares

        In addition. Granada Shareholders will receive £200 million in cash on completion of the Merger, equivalent. to 7.225 pence in cash for every Granada Share.

        A summary of the key terms of the Convertible Shares is set out in Appendix 1.

        Appropriate proposals will be made to Carlton Preference Shareholders upon posting of the Merger Documentation.

        The Merger will be subject to the pre-conditions and conditions set out in Appendix II, including the approval of both Carlton Ordinary Shareholders and Granada Shareholders, the sanction of the Schemes by the Court and satisfaction of certain regulatory pre-conditions and conditions.

        The Schemes will operate in a similar way to each other and will become effective on the same day. The Granada Scheme will require approval by special resolution of Granada Shareholders at an extraordinary general meeting of Granada. The Granada Scheme will also require approval separately by a majority in number representing 75 per cent. in value of the holders of Granada Shares who vote at a meeting convened by the Court. The Carlton Scheme will require similar approvals by Carlton Ordinary Shareholders. In addition, each Scheme is required to be sanctioned by the Court. The Schemes can only become effective when all conditions to the Merger have been satisfied or waived.

        Under the Broadcasting Act no person is permitted to have a UK audience share of more than 15 per cent. through holding television broadcasting licences. In addition, no single entity is allowed to hold the two London licences or more than 20 per cent. of ITN. These rules are expected to be removed by the Communications Act which is expected to be enacted in 2003.

        If regulatory clearances for the Merger are obtained sufficiently in advance of the Communications Act coming into force, it is intended that the Merger would be effected in two stages to ensure compliance with the Broadcasting Act. The first stage would involve the merger of Carlton and Granada as described above, with the Carlton broadcasting licences and its interest in ITN being held by a separate company. This company would be established with an independent board and management structure and its shares would effectively be held by Granada Shareholders and Carlton Ordinary Shareholders in the same relative proportions to their shareholdings in the Merged Group. The shares in this separate company would be stapled to the ordinary shares in the Merged Group and would only be transferable in conjunction with a transfer of ordinary shares in the Merged Group. This company would also issue convertible shares with similar terms to the Convertible Shares which would be stapled to the Convertible Shares and would only be transferable or convertible in conjunction with a transfer or conversion (as applicable) of the Convertible Shares. The second stage would involve the combination of the Merged Group and this separate company's businesses when the Communications Act comes into force.

        Granada and Carlton will be discussing with the regulators appropriate arrangements for the sale of airtime by the Merged Group which, to the extent necessary, may extend to a separate sales organisation.

        Pursuant to the Merger Agreement, Carlton and Granada have agreed that one party shall make a payment of £8.5 million to the other in certain circumstances, including where the Merger lapses or is withdrawn following certain specified events.

Employees and Share Schemes

        The boards of Granada and Carlton have confirmed that the existing employment rights, including accrued pension rights, of the employees of Granada and Carlton will be fully safeguarded following completion of the Merger.

        Appropriate proposals will be made in due course to participants in the Carlton Share Schemes and Granada Share Schemes.

Settlement, Listing and Dealings

        Applications will be made to the UK Listing Authority and to the London Stock Exchange for ordinary shares in the Merged Group and the Convertible Shares to be issued under the Merger to be admitted to the Official List and to trading on the London Stock Exchange, respectively. Certificates for ordinary shares in the Merged Group and Convertible Shares will be despatched to Granada Shareholders and Carlton Ordinary Shareholders (as appropriate) who hold their shares in certificated form (i.e. not in CREST) no later than 14 days after the effective date of the Merger. For Granada Shareholders and Carlton Ordinary Shareholders who hold their shares in uncertificated form (i.e. in CREST). the ordinary shares in the Merged Group and Convertible Shares receivable in accordance with the Schemes are expected to be credited to CREST accounts (as appropriate) no later than 14 days after the effective date of the Merger.

        Further details on settlement, listing and dealing will be included in the Merger Documentation.

General

        It is expected that the Merger Documentation will be despatched to Carlton Shareholders and Granada Shareholders following satisfaction or waiver of the pre-conditions set out in paragraph 1 of Appendix II hereto. This documentation will include the notices of the meetings of the Granada Shareholders and Carlton Shareholders, full details of the Schemes and the Merger and listing particulars relating to the Merged Group. Furthermore it will specify the necessary actions to be taken by Granada Shareholders and Carlton Shareholders.

Recommendations

        The Merger has the unanimous support and recommendation of the boards of both Granada and Carlton.

        The Granada directors, who have been so advised by Lazard, consider the Merger to be in the best interests of Granada. In giving its advice, Lazard has taken into account the Granada directors' commercial assessment of the Merger. Accordingly, the Granada directors intend to recommend that Granada Shareholders vote in favour of the resolutions to be proposed at the Court convened meeting and extraordinary general meetings of Granada as they intend to do in respect of their own beneficial holdings.

        The Carlton directors, who have been so advised by UBS Warburg, consider the Merger to be in the best interests of the Carlton. In giving its advice, UBS Warburg has taken into account the Carlton directors' commercial assessment of the Merger. Accordingly, the Carlton directors intend to recommend that Carlton Shareholders vote in favour of the resolutions to be proposed at the Court convened meeting and extraordinary general meetings of Carlton as they intend to do in respect of their own beneficial holdings.

ENQUIRIES Granada Charles Allen Henry Staunton Graham Parrott Susan Donovan	Tel: 020 7620 1620
Carlton Michael Green Gerry Murphy Paul Murray John Rudofsky	Tel: 020 7663 6363
Lazard (Financial Advisers to Granada) Nicholas Scott Edward Mason	Tel: 020 7588 2721
UBS Warburg (Financial Advisers to Carlton) Robin Budenberg Simon Warshaw Jonathan Bewes	Tel: 020 7567 8000
Citigate Dewe Rogerson (BR for Granada) Jonathan Clare Simon Rigby Chris Barrie	Tel: 020 7638 9571
Finsbury (PR for Carlton) Roland Rudd James Leviton	Tel: 020 7251 3801

        Hoare Govett Limited and Credit Suisse First Boston are acting as corporate brokers to Granada. UBS Warburg and Cazenove & Co. Ltd are acting as corporate brokers to Carlton.

        Lazard is acting for Granada in connection with the Merger and no-one else and will not be responsible to anyone other than Granada for providing the protections offered to clients of Lazard nor for providing advice in relation to the Merger.

        UBS Warburg is acting for Carlton in connection with the Merger and no-one else and will not be responsible to anyone, other than Carlton for providing the protections offered to clients of UBS Warburg nor for providing advice in relation to the Merger.

        No offer or invitation to acquire or exchange securities in Granada or Carlton is being made now. Any such offer or invitation will only be made in documents to be published in due course and any such acquisition or exchange should be made solely on the basis of information contained in such documents.

        This document is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. The relevant clearances have not been and will not be obtained from the relevant authorities in Canada, Australia or Japan. Accordingly, such securities may not be offered, sold or delivered, directly or indirectly, in or into such jurisdictions except pursuant to exceptions from applicable requirements or such jurisdictions.

FORWARD LOOKING STATEMENTS

        DISCLOSURE NOTICE: The information contained in this press release is as of 16 October 2002. Nothing in this document should be construed as a profit forecast or be interpreted to mean that the earnings per share of the Merged Group will necessarily be greater than the historical earnings per share of Granada and Carlton. Granada and Carlton assume no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments.

        In order to utilise the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, Granada and Carlton are providing the following cautionary statement: This document contains certain statements that are or may be forward-looking with respect of the terms and conditions of the Merger, regulatory clearance of the Merger, revenues, dividends, cost savings and other synergies, the impact on earnings, the financial condition, results of operations and business of Granada, Carlton and the Merged Group and certain of their plans and objectives. In particular, among other statements, certain statements in "Reasons for and Benefits of the Merger", "Dividends", "Current Trading and Prospects" and "Details of the Merger" are or may be forward-looking in nature. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and development to differ materially from those expressed or implied by such forward-looking statements. These factors include but are not limited to, statements made elsewhere in the press release, as well as (i) the ability of Granada and Carlton to integrate their businesses, achieve cost savings and realise other synergies, (ii) difficulties in obtaining regulatory clearance for the Mergers, (iii) adverse changes in tax laws and regulations, (iv) the risks associated with the introduction of new products or services, (v) pricing, product and programmes initiatives or competitors, including increased competition of programmes such as major sporting events, (vi) changes in technology or consumer demand, (vii) the termination or delay of key contracts and (viii) fluctuations in exchange rates. A further description of certain of these risks, uncertainties and other matters can be found in item 3.B, "Key Information—Risk Factors" included in Carlton's Annual Report on Form 20-F for the fiscal year ended 30 September 2001, filed with the United States Securities and Exchange Commission (Commission file number: 0-15252).

APPENDIX I

SUMMARY OF THE KEY TERMS OF THE CONVERTIBLE SHARES

1.
The Convertible Shares will be issued credited as fully paid up on the effective date of the Merger.

2.
The Convertible Shares will not carry any voting rights or any right to receive notice of or to attend general meetings of the Merged Group (save in relation to any variation of their rights as a class), any right to receive dividends or other distributions or any right to capital save for a right to the return of the nominal value of the Convertible Shares on a winding up of the Merged Group.

3.
The Convertible Shares will automatically convert into ordinary shares in the Merged Group on 1 January 2006 provided that the following conditions have been satisfied:

(A)
the closing middle market price of an ordinary share in the Merged Group on at least 60 of the 90 trading days up to (but not including) 1 January 2006 exceeds 140 pence; and

(B)
the Merged Group's consolidated, pre-exceptional (as that term is defined in paragraph 20 of FRS 3), pre-goodwill amortisation, post-tax (with tax effects of exceptional items written back), basic earnings per ordinary share for the year ending 30 September 2005 (calculated on a basis consistent with UK GAAP as at the date of this announcement and in accordance with the accounting principles and policies as disclosed by Granada and Carlton in their statutory accounts for the year ended 30 September 2002 and, for the avoidance of doubt, any profit and loss charges or credits arising from the adoption of FRS 17 shall be ignored) are equal to or greater than 6.26 pence.

  The Merged Group's auditors will certify the earnings per share figure for the purposes of sub-paragraph (B).

4.
On conversion, subject to paragraph 5 below, each Convertible Share will convert into one ordinary share in the Merged Group.

5.
The terms of the Convertible Shares will be adjusted to take account of certain events, including:

(A)
the consolidation, sub-division, cancellation or re-classification of the ordinary share capital of the Merged Group;

(B)
capitalisation and bonus issues;

(C)
offers of shares to existing shareholders by way of rights;

(D)
payment of special or abnormal dividends by the Merged Group; and

(E)
any demerger of part of the business of the Merged Group.

6.
In the event that prior to 1 January 2006, an offer is made to acquire the whole or any part of the ordinary share capital of the Merged Group or if any person proposes a scheme of arrangement with regard to such acquisition and, in either case, the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Merged Group vests in a third party (whether before or after January 2006), the following provisions shall apply:

(A)
if the value of the consideration payable under such acquisition per ordinary share in the Merged Group (calculated on the day that the acquisition becomes wholly unconditional or is effected) (the "Offer Price") is less than 70 pence, the conversion rights attaching to the Convertible Shares will lapse and the provisions of paragraph 8 shall apply;

  (B)
  if the Offer Price is 70 pence or more but less than 140 pence, each Convertible Share will automatically convert into that number of ordinary shares in the Merged Group calculated in accordance with the following formula:

    A × (B-70)/70
    Where:

    A = the number of ordinary shares in the Merged Group into which a Convertible Share converts at that time

    B = the Offer Price

    and the provisions of paragraph 7 will apply to such conversion; and

  (C)
  if the Offer Price is 140 pence or greater, the Convertible Shares will automatically convert on the basis of the then current conversion ratio and the provisions of paragraph 7 will apply to such conversion.

7.
No fractions of ordinary shares in the Merged Group will be issued on conversion of any Convertible Shares and any fractional entitlements arising on conversion will be disposed of by the Merged Group and the net proceeds of sale paid to those entitled thereto.

8.
If conversion does not take place on 1 January 2006, the conversion rights attaching to the Convertible Shares will lapse and the Convertible Shares will be automatically re-designated into deferred shares which will be subject to compulsory transfer to a custodian.

9.
It is intended that the Convertible Shares will be admitted to the Official List.

APPENDIX II

PRE-CONDITIONS AND CONDITIONS TO THE SCHEMES AND TO THE MERGER

1.    PRE-CONDITIONS

1.1
The posting of final documentation relating to the Merger will only take place if the following pre-conditions are satisfied or waived:

(a)
it being established, in terms reasonably satisfactory to Carlton and Granada and without any amendments, assurances, conditions or undertakings being required that are not reasonably satisfactory to Carlton and Granada, that the Merger or any matter arising from the Merger will not be referred to the Competition Commission or, in the event that the Merger or any matter arising from the Merger is referred to the Competition Commission, it being established, in terms reasonably satisfactory to Carlton and Granada, that the Merger may proceed without requiring any amendments, assurances, conditions or undertakings that are not reasonably satisfactory to Carlton and Granada and to the extent that any such amendments, assurances, conditions, or undertakings are required to be satisfied prior to completion of the Merger, that they have been so satisfied;

(b)
so far as may be necessary in order to effect the Merger, the ITC indicating in terms reasonably satisfactory to Carlton and Granada that, as a result of the Merger, the ITC will not:

(i)
suspend or revoke any licence issued by it under the Broadcasting Acts 1990 and/or 1996 currently held by any member of the Carlton Group or the Granada Group (each a "Licence"); or

(ii)
require the holder of any Licence to take any action in connection therewith which would have a material adverse affect on the Merged Group taken as a whole; and

(c)
Carlton and Granada being satisfied, for the purposes of the requirements of the UK Listing Authority, that the necessary financing facilities will be available on reasonable market terms following completion of the Merger to provide for the working capital requirements of the Merged Group.

1.2
Carlton and Granada may, acting together, waive any or all of these pre-conditions, in whole or in part.

2.    CONDITIONS

2.1
The Merger will be conditional upon the Granada Scheme and the Carlton Scheme becoming unconditional and effective by 31 March 2004 or such later date as Granada, Carlton and the Court may agree.

2.2
The Granada Scheme will be conditional upon

(a)
the approval by a majority in number representing not less than three-fourths in value of the holders of Granada Shares present and voting either in person or by proxy at the Granada Court Meeting;

(b)
any resolution required to approve and implement the Granada Scheme and the Merger being passed at the Granada Extraordinary General Meeting;

(c)
(i) the sanction of the Granada Scheme (with or without modification) and confirmation of any reduction of capital involved therein by the Court and (ii) an office copy of the Order of the Court being delivered for registration to the Registrar of Companies in England and Wales and the Order confirming any reduction of capital involved in the Granada Scheme being registered by him;

  (d)
  the conditions set out in paragraphs 2.3 (a), (b) and (c)(i) below being satisfied; and

  (e)
  the ordinary shares in the Merged Group being admitted (i) to the Official List and such admission becoming effective in accordance with the Listing Rules and (ii) to trading on the London Stock Exchange's market for listed securities and such admission becoming effective in accordance with the Standards or (subject to the consent of the Panel) the UK Listing Authority and the London Stock Exchange agreeing to admit such shares to listing and trading respectively.

2.3
The Carlton Scheme will be conditional upon:

(a)
the approval by a majority in number representing not less than three-fourths in value of the holders of Carlton Ordinary Shares present and voting either in person or by proxy at the Carlton Court Meeting;

(b)
any resolution required to approve and implement the Carlton Scheme and the Merger being passed at the Carlton Extraordinary General Meeting;

(c)
(i) the sanction of the Carlton Scheme (with or without modification) and confirmation of any reduction of capital involved therein by the Court and (ii) an office copy of the Order of the Court being delivered for registration to the Registrar of Companies in England and Wales and the Order confirming any reduction of capital of Carlton involved in the Carlton Scheme being registered by him;

(d)
the conditions set out in paragraph 2.2 (a), (b) and (c)(i) above being satisfied; and

(e)
the ordinary shares in the Merged Group being admitted (i) to the Official List and such admission becoming effective in accordance with the Listing Rules and (ii) to trading on the London Stock Exchange's market for listed securities and such admission becoming effective in accordance with the Standards or (subject to the consent of the Panel) the UK Listing Authority and the London Stock Exchange agreeing to admit such shares to listing and trading respectively.

2.4
Granada and Carlton have agreed that, subject as stated in paragraph 3 below, the Merger will also be conditional upon the following matters and accordingly the necessary action to make the Granada Scheme and the Carlton Scheme effective will only be taken if the following conditions are satisfied or waived in accordance with paragraph 3 below;

(a)
in the event that pre-condition 1.1(a) is waived:

(i)
it being established, in terms reasonably satisfactory to Carlton and Granada and without any amendments, assurances, conditions or undertakings being required that are not reasonably satisfactory to Carlton and Granada, that the Merger or any matter arising from the Merger will not be referred to the Competition Commission; or

(ii)
in the event that the Merger or any manner arising from the Merger is referred to the Competition Commission, it being established, in terms reasonably satisfactory to Carlton and Granada, that the Merger may proceed without requiring any amendments, assurances, conditions or undertakings that are not reasonably satisfactory to Carlton and Granada and to the extent that any such amendments, assurances, conditions, or undertakings are required to be satisfied prior to completion of the Merger, that they have been so satisfied;

(b)
in the event that pre-condition 1.1(b) is waived and so far as may be necessary in order to effect the Merger, the ITC indicating in terms reasonably satisfactory to Granada and Carlton that, as a result of the Merger, the ITC will not:

(i)
suspend or revoke any Licence; or

(ii)
require the holder of any Licence to take any action in connection therewith which would have a material adverse effect on the Merged Group taken as a whole.

  (c)
  the Convertible Shares being admitted (i) to the Official List and such admission becoming effective in accordance with the Listing Rules and (ii) to trading on the London Stock Exchange's market for listed securities and such admission becoming effective in accordance with the Standards or (if Carlton so determines and subject to the consent of the Panel) the UK Listing Authority and the London Stock Exchange agreeing to admit such shares to listing and trading respectively;

  (d)
  if the Carlton Preference Scheme is proposed, the sanction of the Carlton Preference Scheme (with or without modification) and confirmation of any reduction of capital involved therein by the Court and an office copy of the Order of the Court being delivered for registration to the Registrar of Companies in England and Wales and the Order confirming any reduction of capital involved in the Carlton Preference Scheme being registered by him save where the failure to obtain such sanction and confirmation would not be reasonably likely to have a material adverse effect on the Merged Group;

  (e)
  the Merger Agreement not having been terminated in accordance with its terms;

  (f)
  tax clearances (under section 138 of the Taxation of Chargeable Gains Act 1992 and section 707 of the Income and Corporation Taxes Act 1988 in respect of the Merger (or stage one thereof if it occurs in two stages) and under section 139(5) in respect of stage one of the Merger (if applicable) being obtained in a form satisfactory to Granada and Carlton;

  (g)
  the expiry or earlier termination of all applicable waiting periods (including any voluntary extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations made thereunder;

  (h)
  all Authorisations necessary and material in the context of the Merged Group for or in respect of the Merger and the implementation of the Schemes having been obtained in terms and in a form reasonably satisfactory to Granada and Carlton and, where the absence or withdrawal of any such Authorisations would, in the reasonable opinion of Granada and Carlton have a material adverse effect on the Merged Group, all such Authorisations remaining in full force and effect and there having been no intimation of any intention to revoke or not renew any of them and all necessary waiting periods (including any extension thereof) under any applicable legislation or regulation of any jurisdiction having expired or been terminated (as appropriate) and all necessary statutory and regulatory obligations in connection with the Merger in any jurisdiction have been complied with;

  (i)
  there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Wider Granada Group or the Wider Carlton Group is a party or by or to which any such member may be bound or be subject (save for any arrangement, agreement, licence or other instrument granted by the ITC or the OFT, or to which the ITC or the OFT is a party) which would or might in the opinion of Granada or Carlton (acting reasonably) as a consequence of the Merger or the Schemes and to an extent which is material in the context of the Merged Group result in:

  (i)
  any monies borrowed by, or any other indebtedness of, any member of the Wider Granada Group or the Wider Carlton Group being repayable or capable of being declared repayable prior to their stated maturity; or

  (ii)
  any such arrangement, agreement, licence or other instrument, or the rights, liabilities, obligations or interests of any member of the Wider Granada Group or the Wider Carlton Group, being or becoming capable of being terminated or adversely modified or affected.

  in each case as a consequence of the Merger or the Schemes and save as disclosed by Granada or Carlton to the other prior to 16 October 2002;

  (j)
  Granada not having discovered regarding Carlton and Carlton not having discovered regarding Granada:

  (i)
  any financial, business or other information in relation to circumstances existing prior to 16 October 2002 which is material in the context of the Merger and which has not been disclosed publicly by or on behalf of any member of the relevant Group or otherwise disclosed by Granada or Carlton to the other prior to such date;

  (ii)
  that any financial, business or other information disclosed publicly at any time by any member of the relevant Group prior to 16 October 2002 is misleading or contains any misrepresentations of fact or omits to state a fact necessary to make the information contained therein complete and not misleading and which in any such case is materially adverse in the context of the Merger; or

  (iii)
  that any member of the relevant Group is subject to any liability, contingent or otherwise, which has not been disclosed or reflected in the last published audited consolidated financial statement of the relevant Group or has not otherwise been publicly disclosed or disclosed by Granada or Carlton to the other prior to 16 October 2002 and which is material in the context of the Merger;

  (k)
  save as publicly announced by Granada or Carlton prior to 16 October 2002 or as contemplated by this Press Announcement, no member of the Granada Group and no member of the Carlton Group having since the date to which its last audited report and accounts were made up:

  (i)
  issued or authorised or proposed the issue of additional shares of any class or securities convertible into, or rights, warrants or options to subscribe for or acquire any such shares or convertible securities (save as between Granada and Carlton respectively and their respective wholly-owned subsidiaries or for options granted and any shares in Granada or Carlton respectively issued upon exercise of options granted prior to 16 October 2002 under or pursuant to the Granada Share Schemes or the Carlton Share Schemes or as agreed between Granada and Carlton from time to time) or redeemed, purchased or reduced any of its shares or other securities (or agreed to do so) to an extent which is material in the context of the Granada Group or Carlton Group respectively, each taken as a whole;

  (ii)
  recommended, declared, paid or made or proposed the recommendation, declaration, paying or making of, any dividend, bonus or other distribution, whether payable in cash or otherwise (other than distributions between one member or the relevant group and another such member);

  (iii)
  authorised or proposed or announced its intention to propose any merger or any other change in its share or loan capital or (other than in the ordinary course of the business) any acquisition or disposal of assets or shares which is material in the context of the Granada Group or the Carlton Group respectively, each taken as a whole;

  (iv)
  issued or proposed the issue of any debentures or save in the ordinary course of business, incurred or increased any indebtedness or contingent liability of an aggregate amount which might materially adversely affect the Granada Group or the Carlton Group respectively, each taken as a whole;

  (v)
  entered into any contract, transaction arrangement or commitment (whether in respect of capital expenditure or otherwise) which is not in the ordinary course of business or is or a long-term or unusual nature or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Granada Group or the Carlton Group respectively, each taken as a whole; or

    (vi)
    taken any corporate action or had any legal proceedings instituted or threatened against it for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver or similar officer over all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person or any analogous person in any jurisdiction appointed in each case which is materially adverse in the context of the Granada Group or the Carlton Group respectively, each taken as a whole;

  (l)
  since the date to which the last published audited report and accounts of Carlton were made up and otherwise as publicly disclosed by Carlton or as disclosed by Carlton to Granada prior to 16 October 2002:

  (i)
  no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Carlton Group is a party (whether as plaintiff or defendant or otherwise) in each case which is material and adverse in the context of the Carlton Group taken as a whole, having been instituted, threatened or remaining outstanding or;

  (ii)
  there having been no material adverse change in the business, financial or trading position of the Carlton Group, taken as a whole; or

  (m)
  since the date to which the last published audited report and accounts of Granada were made up and otherwise as publicly disclosed by Granada or disclosed by Granada to Carlton prior to 16 October 2002:

  (i)
  no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Granada Group is a party (whether as plaintiff or defendant or otherwise) in each case which is material and adverse in the context of the Granada Group taken as a whole, having been instituted, threatened or remaining outstanding; or

  (ii)
  there having been no material adverse change in the business, financial or trading position of any member of the Granada Group, taken as a whole.

3.    WAIVER

3.1
Granada and Carlton, acting together, may waive, in whole or in part, all or any of the conditions contained in paragraphs 2.4(a), (b) and (d) to (i). Granada reserves the right to waive, in whole or in part, all or any of the conditions contained in paragraphs 2.4(j) and (k) above, so far as they relate to Carlton, and in paragraph 2.4(l) above. Carlton reserves the right to waive, in whole or in part, all or any of the conditions contained in paragraphs 2.4(j) and (k) above, so far as they relate to Granada, and in paragraphs 2.4(c) and (m) above.

3.2
The Merger will be governed by English law. The Rules of the Code will, so far as they are appropriate, apply to the Merger.

3.3
The Merger will lapse and neither the Granada Scheme, the Carlton Scheme nor the Carlton Preference Scheme will proceed if, before the date of the Granada Court Meeting or the Carlton Court Meeting (whichever is to be held earlier), pre-condition 1.1(a) has been waived and the Merger is subsequently referred to the Competition Commission.

4.    FOR THE PURPOSES OF THESE CONDITIONS:

  (a)
  "Authorisations" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions, exemptions and approvals provided that for the purposes of condition 2.4(h), none of the foregoing in relation to the Office of Fair Trading, the Competition Commission and the Secretary of State for Trade and Industry shall be included within the definition of "Authorisations"; and

  (b)
  "instrument" means any arrangement, agreement, lease, licence, permit, franchise or other instrument.

APPENDIX III

DEFINITIONS

        The following definitions apply throughout this announcement unless the context requires otherwise.

"Act"	the Companies Act 1985, as amended
"Australia"	the Commonwealth of Australia, its states, territories and possessions
"Broadcasting Act"	the Broadcasting Act 1990, as amended
"Canada"	Canada, it provinces and territories and all areas subject to its jurisdiction and any political subdivision thereof
"Carlton"	Carlton Communications Plc
"Carlton Court Meeting"	the meeting of the Carlton Ordinary Shareholders to be convened by order of the Court under section 425 of the Act
"Carlton Extraordinary General Meeting"	the extraordinary general meeting of Carlton to be convened to approve the terms of the Merger
"Carlton Group"	Carlton and its subsidiary undertakings
"Carlton Group Associate or Associates"	any partnership, joint venture, firm or body corporate in which any member of the Carlton Group may be interested
"Carlton Ordinary Shareholders"	the holders of Carlton Ordinary Shares
"Carlton Ordinary Shares"	the ordinary shares of 5 pence each in the capital of Carlton
"Carlton Preference Scheme"	any scheme of arrangement relating to Carlton Preference Shares under section 425 of the Act that may be proposed
"Carlton Preference Shareholders"	the holders of Carlton Preference Shares
"Carlton Preference Shares"	the 6.5p (net) cumulative convertible redeemable preference shares of 5 pence each in the capital of Carlton
"Carlton Scheme"	the proposed scheme of arrangement relating to Carlton Ordinary Shares under section 425 of the Act
"Carlton Shareholders"	holders of Carlton Shares
"Carlton Shares"	Carlton Ordinary Shares and Carlton Preference Shares
"Carlton Share Schemes"
the Carlton 1983 Share Option Scheme, the Carlton 1987 US Plan, the Carlton 1999 Executive Share Option Scheme, the Carlton Deferred Annual Bonus Share Plan, the Carlton Long-Term Incentive Share Plan, the Carlton Sharesave Scheme and the Carlton Equity Participation Plan
"City Code"	The City Code on Takeovers and Mergers
"Convertible Shares"	the convertible shares proposed to be issued by the Merged Group to Carlton Ordinary Shareholders, a summary of the key terms of which is set out in Appendix I
"Court"	the High Court of Justice in England and Wales

"CREST"	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)
"CRESTCo"	CRESTCo Limited
"Granada"	Granada plc
"Granada Court Meeting"	the meeting of the holders of Granada Shares to be convened by order of the Court under section 425 of the Act
"Granada Extraordinary General Meeting"	the extraordinary general meeting of Granada to be convened to approve the terms of the Merger
"Granada Group"	Granada and its subsidiary undertakings
"Granada Group Associate or Associates"	any partnership, joint venture, firm or body corporate in which any member of the Granada Group may be interested
"Granada Scheme"	the proposed scheme of arrangement relating to Granada Shares under section 425 of the Act
"Granada Shares"	holders of Granada Shares
"Granada Shareholders"	the ordinary shares of 10p each in the capital of Granada
"Granada Share Schemes"
(which comprise the Schemes of Granada Media PLC and Granada PLC) Granada Approved Executive Share Option Scheme, Granada Unapproved Share Option Scheme, Granada Savings-Related Share Option Scheme, Granada Deferred Share Award Scheme, Granada Media Unapproved Share Option Scheme, Granada Media Savings-Related Share Option Scheme, Granada Media Deferred Share Award Plan, Granada Media Contractors Share Option Scheme and the Granada Media Commitment Scheme
"Ireland"	Ireland, excluding Northern Ireland
"ITC"	Independent Television Commission (or any successor thereto)
"ITN"	Independent Television News Limited, the producer of national news programmes on ITV
"Japan"	Japan, its provinces and territories and all areas subject to its jurisdiction and any political subdivision thereof
"Lazard"	Lazard & Co. Limited
"Listing Rules"	the listing rules made by the UK Listing Authority
"London Stock Exchange"	London Stock Exchange plc
"Merged Group"	the new group created pursuant to the combination of the Granada Group and the Carlton Group by way of Schemes and, where the context requires, the holding company of such new group
"Merger"	the proposed merger of Granada and Carlton to be effected by the Schemes
"Merger Agreement"	the agreement entered into by each of Granada and Carlton immediately prior to release of this announcement setting out the terms of the Merger

"Merger Documentation"
the formal documentation relating to the Merger to be dispatched to Granada Shareholders and Carlton Shareholders following satisfaction or waiver of the pre-conditions set out in paragraph 1 of Appendix II
"OFT"	Office of Fair Trading
"Official List"	the list maintained by the UK Listing Authority
"Panel"	the Panel on Takeovers and Mergers
"Regulations"	the Uncertificated Securities Regulations 1995 (SI 1995 No. 95/3272)
"Schemes"	the Granada Scheme and the Carlton Scheme
"Standards"	the rules issued by the London Stock Exchange in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List
"UBS Warburg"	UBS Warburg Ltd., a subsidiary of UBS AG
"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"UK Listing Authority"	the Financial Services Authority as the competent authority for listing in the United Kingdom
"US" or "United States"
the United States of America, its territories and possessions, any state of the United States of America and the District of Colombia and all other areas subject to the jurisdiction of the United States of America
"Wider Carlton Group"	the Carlton Group Associates together with the Carlton Group
"Wider Granada Group"	the Granada Group Associated together with the Granada Group

LIST OF OMITTED SCHEDULES

SCHEDULE 2

        Preliminary Structure Paper
        (omitted pursuant Item 601 (b) (2) of Regulation S-K)

SCHEDULE 3

        Employee Share Scheme and Employee Matter
        (omitted pursuant Item 601 (b) (2) of Regulation S-K)

SCHEDULE 4

        Tax Covenant
        (omitted pursuant Item 601 (b) (2) of Regulation S-K)

         The Company agrees to furnish supplementally copies of any omitted schedule to the Commission upon request.

Signed by	/s/ GRAHAM PARROT Graham Parrot on behalf of GRANADA PLC
Signed by	/s/ PAUL MURRAY Paul Murray on behalf of CARLTON COMMUNICATIONS PLC